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                                                                    EXHIBIT 99.3


                            PARENT SUPPORT AGREEMENT


        MEMORANDUM OF AGREEMENT made as of the 31st day of August, 1999.

BETWEEN:

        BROADCOM (BVI) LIMITED, a company incorporated pursuant to the laws of the British Virgin Islands, and having its registered office at Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands.

        (hereinafter referred to as "BVI"),


                                    - and -


        BROADCOM CORPORATION, a company incorporated pursuant to the laws of California and having its offices at 16215 Alton Parkway, P.O. Box 57013, Irvine, California, 92619-7013

        (hereinafter referred to as "Parent"),

                                     - and -

        HH ACQUISITION INC., a company incorporated pursuant to the laws of British Columbia and having its registered office at 2600 - 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3

        (hereinafter referred to as "Acquisition Sub"),


                                    - and -


        HH ACQUISITION ULC, a company incorporated pursuant to the laws of Nova Scotia and having its registered office at 800 - 1959 Upper Water Street, Halifax, Nova Scotia, B3J 2X2

        (hereinafter referred to as "CDN2").



        WHEREAS pursuant to an acquisition agreement dated as of July 15, 1999 (the "Acquisition Agreement") by and between Parent, BVI, Acquisition Sub, CDN2 and HotHaus Technologies Inc. ("Target") the parties agreed that inter alia on or before the Closing (as defined in the Acquisition Agreement), Parent, BVI, CDN2 and Acquisition Sub would execute and deliver


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a Parent Support Agreement in substantially the form set forth in Exhibit D to the Acquisition Agreement;

        AND WHEREAS pursuant to an arrangement (the "Arrangement") to be effected by plan of arrangement filed pursuant to the BC Company Act on the Effective Date (as defined in the Acquisition Agreement) each issued and outstanding common share of Target ("Target Common Shares") will be exchanged with Acquisition Sub for, at the option of the Holder, Exchangeable Shares of Acquisition Sub (the "Exchangeable Shares") or Parent Common Shares;

        AND WHEREAS the plan of arrangement sets forth the special rights and restrictions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

        AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby BVI or Parent as applicable, will take certain actions and make certain payments and deliveries necessary to ensure that Acquisition Sub will be able to make certain payments and to deliver or cause to be delivered shares of Parent Common Shares in satisfaction of the obligations of Acquisition Sub under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices all in accordance with the Exchangeable Share Provisions and BVI or Parent as applicable, will take certain actions such that if CDN2 seeks to exercise its rights under the Plan of Arrangement, it will only do so if it will be able to make certain payments and cause to be delivered Parent Common Shares in satisfaction of the obligations of CDN2 under the Plan of Arrangement;

        NOW THEREFORE in consideration of the respective covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:


                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1     DEFINED TERMS.

        Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2     SECTIONS AND HEADINGS.

        The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an article, section and paragraph refers to the specified article, section or paragraph of this Agreement.


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1.3     NUMBER AND GENDER.

        Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4     DATE FOR ANY ACTION.

        If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.


                                    ARTICLE 2

                  COVENANTS OF PARENT, BVI AND ACQUISITION SUB

2.1     FUNDING OF THE ACQUISITION SUB.

        So long as any Exchangeable Shares are outstanding:

        (a) Parent shall not declare or pay any dividend on Parent Common Shares unless (i) the Acquisition Sub shall have sufficient assets, funds and other property (including, where applicable, Parent Common Shares or other securities of Parent) available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions and (ii) the Acquisition Sub shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

        (b) BVI, or Parent in the event that BVI fails to perform, shall cause the Acquisition Sub to declare simultaneously with the declaration of any dividend on Parent Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Parent Common Shares, cause the Acquisition Sub to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

        (c) Parent shall advise the Acquisition Sub sufficiently in advance of the declaration by Parent of any dividend on Parent Common Shares and take all such other actions as are necessary, in cooperation with the Acquisition Sub, to ensure that the declaration date, record date and payment date for any dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Parent Common Shares and such dates in respect of dividends on the Exchangeable Shares shall be in accordance with any requirement of the Exchangeable Share Provisions and the stock exchange on which the Exchangeable Shares are listed;

        (d) Parent shall ensure that the record date for any dividend declared on Parent Common Shares, Parent Common Share Reorganization or Capital Reorganization is not less than 10 Business Days after the declaration date for such dividend, Parent Common Share Reorganization or Capital Reorganization;


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        (e)     BVI, or Parent in the event that BVI fails to perform, shall take all such actions and do all such things as are necessary or desirable to enable and permit Acquisition Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Acquisition Sub, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Acquisition Sub to cause to be delivered shares of Parent Common Shares to the holders of Exchangeable Shares in satisfaction of the Liquidation Amount for each such Exchangeable Share, in accordance with the provisions of Article 4 of the Exchangeable Share Provisions;

        (f) BVI, or Parent in the event that BVI fails to perform, shall take all such actions and do such things as are necessary or desirable to enable and permit the Acquisition Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Acquisition Sub to cause to be delivered shares of Parent Common Shares to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 5 or Article 6 of the Exchangeable Share Provisions, as the case may be;

        (g) BVI shall not, and in the event BVI fails to perform Parent shall cause BVI not to, exercise its vote as a shareholder of the Acquisition Sub to initiate, consent to or approve the voluntary liquidation, dissolution or winding-up of the Acquisition Sub nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Acquisition Sub;

        (h) BVI shall not, and in the event BVI fails to perform Parent shall cause BVI not to, exercise its vote as a shareholder of the Acquisition Sub to authorize the continuance or other transfer of the corporate existence of the Acquisition Sub to any jurisdiction outside Canada; and

        (i) Parent and BVI shall take all such actions and do such things as are necessary or desirable to ensure that Acquisition Sub is neither a specified financial institution (as that term is defined in subsection 248(1) of the Income Tax Act (Canada) as amended from time to time (the "Tax Act") nor a specified person (as that term is defined in paragraph 112(2.2)(g) of the Tax
                Act) in relation to any such institution.

2.2     SEGREGATION OF FUNDS.

        BVI or Parent, in the event that BVI fails to perform, will cause the Acquisition Sub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Acquisition Sub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will cause


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the Acquisition Sub to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, in each case in accordance with the Exchangeable Share Provisions.

2.3     RESERVATION OF PARENT COMMON SHARES.

        Parent hereby represents and warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of Parent Common Shares as is equal to the number of Exchangeable Shares outstanding immediately following the Effective Date and all vested and unvested Replacement Options, as that term is defined in the Acquisition Agreement, which are unexpired and unexercised, and covenants that at all times in the future while any Exchangeable Shares or Replacement Options are outstanding it will keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares (or other shares or securities into which Parent Common Shares may be reclassified or changed) as is necessary to enable, BVI, Parent, CDN2 and the Acquisition Sub to perform their respective obligations pursuant to this agreement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

2.4     NOTIFICATION OF CERTAIN EVENTS.

        In order to assist Parent, CDN2 and BVI to comply with its obligations hereunder Acquisition Sub will give, or cause the Transfer Agent to give, Parent, CDN2 and BVI notice of each of the following events at the time set forth below:

        (a) in the event of any determination by the Board of Directors of the Acquisition Sub to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Acquisition Sub or to effect any other distribution of the assets of the Acquisition Sub among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

        (b) on the earlier of (i) receipt by the Acquisition Sub of notice of, and (ii) the Acquisition Sub otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Acquisition Sub or to effect any other distribution of the assets of the Acquisition Sub among its shareholders for the purpose of winding up its affairs;

        (c) immediately, upon receipt by the Transfer Agent of a Retraction Request; and

        (d) as soon as practicable upon the issuance by the Acquisition Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares.


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2.5     DELIVERY OF PARENT COMMON SHARES.

        In furtherance of the obligations of BVI or Parent as applicable, under subsections 2.l (e) and (f) hereof, upon notice of any event that requires the Acquisition Sub to cause to be delivered Parent Common Shares to any holder of Exchangeable Shares, BVI or Parent, in the event that BVI fails to perform, shall forthwith deliver the requisite Parent Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares, as the Acquisition Sub shall direct. All such Parent Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens. In consideration of the delivery of each such Parent Common Share by BVI or Parent as applicable, the Acquisition Sub shall issue to BVI or Parent as applicable, or as BVI or Parent as applicable, shall direct, such number of common shares of the Acquisition Sub as is equal to the fair value of such Parent Common Shares.

2.6     QUALIFICATION OF PARENT COMMON SHARES.

        The parties intend that the Exchangeable Shares issued pursuant to the Plan of Arrangement and the shares of Parent Common Shares issued pursuant to the Plan of Arrangement and shares of Parent Common Shares issuable in exchange for the Exchangeable Shares will be issued in transactions (the "Contemplated Issuances") exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("Securities Act") by reason of Section 3(a)(10) and/or 3(a)(9) thereof and, when issued, such shares of Parent Common Shares will be immediately convertible into shares of Parent Class A Common Stock which will be tradable by the holders without restrictions except for the restrictions set out in the Company Affiliate Agreements (as defined in the Acquisition Agreement) applicable to Company Affiliates (as defined in the Acquisition Agreement). In the case of one or more Contemplated Issuances not being exempt from registration under the Securities Act, Parent agrees to take all steps reasonably necessary to permit such Contemplated Issuances to proceed in accordance with the requirements of the Securities Act and, in the case of shares of Parent Class A Common Stock not being tradable without restriction, to take all steps reasonably necessary or appropriate to cause such shares of Parent Class A Common Stock to be freely tradable without restriction in such manner, including, but not limited to, (x) within 14 days after the occurrence of a Triggering Event (as defined in the Acquisition Agreement), filing with the Securities and Exchange Commission or any successor entity ("SEC"), and using commercially reasonable efforts to cause the effectiveness of, a registration statement under the Securities Act so as to register the issuance of such shares of Parent Class A Common Stock, (y) using commercially reasonable efforts to maintain the effectiveness of such registration statement (the "Public Registration") until all such shares of Parent Class A Common Stock have been issued by Parent and (z) taking any action required to be taken under applicable SEC, state and provincial securities laws and the regulations of NASDAQ in connection with the issuance of such shares of Parent Class A Common Stock. Notwithstanding any provision hereof to the contrary, Parent shall be entitled, without prior notice, to suspend the Public Registration during customary "blackout periods" relating to material non-public information regarding Parent that causes the prospectus contained in such registration statement to not be complete or correct in any material respect.


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2.7     ECONOMIC EQUIVALENCE.

        (a) Parent will not without prior approval of Acquisition Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 8.2 of the Exchangeable Shares
                Provisions:

                (i) issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends; or

                (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

                (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) shares or securities of Parent of any class other than Parent Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in clause (ii),
                        (C) evidence of indebtedness of Parent or (D) assets of Parent,

                unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Plan of Arrangement.

        (b) Parent will not without the prior approval of Acquisition Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 8.2 of the Exchangeable Shares Provisions;

                (i) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares; or

                (ii) reduce, combine, consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

                (iii) reclassify or otherwise change Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Parent Common Shares,


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                unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

        (c) Parent will ensure that the record date for any event referred to in subsection 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 days after the date on which such event is declared or announced by Parent (with contemporaneous notification thereof by Parent to Acquisition Sub).

        (d) The Board of Directors of Acquisition Sub shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of Acquisition Sub may require), economic equivalence for the purposes of any event referred to in subsection 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Acquisition Sub to be relevant, be considered by the Board of Directors of Acquisition Sub:

                (i) in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of such shares issued in proportion to the number of Parent Common Shares previously outstanding;

                (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of a Parent Common Share;

                (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any class other than Parent Common Shares, any rights, options or warrants other than those referred to in clause (d)(ii), any evidence of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Common Share and the current market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of a Parent Common Share;

                (iv) in the case of any subdivision, redivision or change of the then outstanding Parent Common Shares into a greater number of parent Common Shares or the reduction, combination, consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting


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                        Parent Common Shares, the effect thereof upon the then
                        outstanding Parent Common Shares; and

                (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

                For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 30 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of Acquisition Sub the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of Acquisition Sub, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of Acquisition Sub may require), and provided further that any such determination by the Board of Directors of Acquisition Sub shall be conclusive and binding on Parent.

        (e) Acquisition Sub agrees that, to the extent required, upon due notice from Parent, it will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Acquisition Sub, or subdivisions, redivisons or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Parent Common Shares and Exchangeable Shares as provided for in this section 2.6.

2.8     TENDER OFFERS, ETC.

        In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Shares (an "Offer") is proposed by Parent or is proposed to Parent or its stockholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, Parent will use all commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Shares, without discrimination. Without limiting the generality of the foregoing, Parent will use all commercially reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Acquisition Sub (or, if so


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required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9     OWNERSHIP OF OUTSTANDING SHARES.

        Parent covenants and agrees in favour of the Acquisition Sub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Acquisition Sub (other than Exchangeable Shares) and all outstanding securities of the Acquisition Sub carrying or otherwise entitled to voting rights in any circumstances (other than Exchangeable Shares) unless Parent shall have obtained the prior approval of the Acquisition Sub and the holders of the Exchangeable Shares given in accordance with section 8.2 of the Exchangeable Share Provisions.

2.10    PARENT AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES.

        Each of Parent and CDN2 covenants and agrees that they will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by them and their Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Parent and CDN2 further covenants and agrees that they will not, and will cause their Affiliates not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the BC Company Act with respect to any Exchangeable Shares held by them or by their Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares, including without limitation any approval to be given by holders of Exchangeable Shares pursuant to section 8.2 of the Exchangeable Share Provisions.

2.11    DUE PERFORMANCE.

        On and after the Effective Date, Parent and CDN2 shall duly and timely perform all of their obligations provided for in the Plan of Arrangement, including any obligations that may arise upon the exercise of Parent's and CDN2's rights under the Exchangeable Share Provisions.

2.12    ECONOMIC EQUIVALENCE.

        Parent hereby acknowledges that it will be bound by any determination of economic equivalence made by the Board of Directors pursuant to section 5.5 of the Plan of Arrangement or section 9.1 of the Exchangeable Share Provisions, where applicable.


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                                    ARTICLE 3

                                     GENERAL

3.1     TERM.

        This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as there are no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) held by any party, other than Parent and its Affiliates.

3.2     CHANGES IN CAPITAL OF PARENT AND THE ACQUISITION SUB.

        Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof as a result of which either Parent Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3     SEVERABILITY.

        If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4     AMENDMENTS, MODIFICATIONS, ETC.

        This agreement may not be amended or modified except by an agreement in writing executed by Acquisition Sub, CDN2, BVI and Parent and approved by the holders of the Exchangeable Shares in accordance with section 8.2 of the Exchangeable Share Provisions.

3.5     MINISTERIAL AMENDMENTS.

        Notwithstanding the provisions of section 3.4, the parties to this agreement may without the approval of the holders of the Exchangeable Shares, at any time and from time to time, amend or modify this agreement in writing for the purposes of:

        (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

        (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Acquisition Sub, BVI, CDN2 and Parent, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

        (c) making such changes or corrections which, on the advice of counsel to Acquisition Sub, BVI, CDN2 and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or


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                manifest error herein, provided that the boards of directors of each of Acquisition Sub, BVI, CDN2 and Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6     MEETING TO CONSIDER AMENDMENTS.

        Acquisition Sub, at the request of CDN2, BVI or Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the articles of the Acquisition Sub and the Exchangeable Share Provisions.

3.7     WAIVERS ONLY IN WRITING.

        No waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8     ENUREMENT.

        This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and Permitted Assigns.

3.9     PARENT SUCCESSORS.

        Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer. sale, lease or otherwise) whereby all or substantially all its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing company resulting therefrom, unless:

        (a) such other person or continuing company is a company (the "Parent Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof; and

        (b) the Parent Successor, by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement to be bound by the provisions hereof as if it were an original party hereto and to observe and perform all of the covenants and obligations of Parent pursuant to this agreement, in form satisfactory to the Acquisition Sub, acting reasonably.

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Parent with or into Parent, provided that such transaction complies with this section 3.9.

3.10    NOTICES TO PARTIES.

        All notices, requests and other communications between the parties hereunder shall be in writing and shall be deemed to have been given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by registered mail, return receipt requested or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers (or at such other address for either such party as shall be specified in like notice):

        (a)     if to Parent, BVI, CDN2 or Acquisition Sub at:

                Broadcom Corporation
                16215 Alton Parkway
                P.O. Box 57013
                Irvine, California  92619-7013
                Facsimile No.: (949) 450-8715

                Attention: President and Chief Executive Officer General Counsel
                           and General Counsel

                with a copy to:

                Brobeck, Phlegert & Harrison LLP
                38 Technology Drive
                Irvine, California
                U.S.A.  92618
                Facsimile No.:    (949) 790-6300

                Attention: Bruce Hallet, ESQ

                Farris, Vaughan, Wills & Murphy
                2600 - 700 West Georgia Street
                Vancouver, B.C.
                V7Y 1B3
                Facsimile No.: (604) 661-9349

                Attention: R. Hector MacKay-Dunn

                All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

3.11    COUNTERPARTS.

        This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.12    JURISDICTION.

        This agreement shall be construed and enforced in accordance with the laws of the State of California.

3.13    ATTORNMENT.

        Each of Parent, BVI, Acquisition Sub and CND2 agree that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the State of California waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Acquisition Sub at its registered office as Parent's, BVI's and CDN2's attorney for service of process.


                                    ARTICLE 4

                            GUARANTY AND ASSIGNMENT

4.1     GUARANTY AND ASSIGNMENT

        BVI, or Parent in the event BVI fails to perform, hereby unconditionally and irrevocably guarantees the full and punctual performance of all CDN2's obligations hereunder. CDN2 may assign all or a portion of its rights and obligations hereunder to Parent or to BVI (collectively the "Permitted Assigns" and either individually a "Permitted Assign") without the consent of Acquisition Sub whereupon Acquisition Sub, BVI or Parent shall enter into a supplemental agreement reflecting such assignment, provided that CDN2 shall not thereby be released from such obligations.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                               BROADCOM CORPORATION


                                               by _____________________________

                                                  _____________________________



                                               BROADCOM (BVI) LIMITED

                                               by _____________________________

                                                  _____________________________



                                               HH ACQUISITION INC.


                                               by _____________________________

                                                  _____________________________



                                               HH ACQUISITION ULC

                                               by _____________________________

                                                  _____________________________


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